Exhibit 99.1

303 International Circle Suite 200 Hunt Valley, MD 21030	P: 410.427.1700 F: 410.427.8800

PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA ANNOUNCES KEY LEADERSHIP CHANGES

HUNT VALLEY, MARYLAND – January 6, 2025 – Omega Healthcare Investors, Inc. (NYSE:OHI) (the “Company” or “Omega”) today announced key leadership changes. Matthew Gourmand, previously Senior Vice President, Corporate Strategy & Investor Relations, has been appointed President, and Vikas Gupta, previously Senior Vice President, Acquisitions & Development, has been appointed Chief Investment Officer. Separately, after 23 years as Chief Operating Officer, Dan Booth has stepped down from his position and is expected to remain in a consulting role for a period of 12 months.

Taylor Pickett, Omega’s Chief Executive Officer, stated, “The Company has been fortunate to enjoy a stable executive team for many years, while augmenting the long-standing team with the next generation of leaders. The announcement today marks the next stage of the Company’s long-term and continuous succession planning process.” Mr. Pickett continued, “Having worked with Matthew and Vikas since they joined the team, I believe their significant industry experience, strong business acumen, and exceptional work ethic will help drive the next stage of growth at the company.” Mr. Pickett concluded, “Dan Booth has been an integral member of the Omega team for over 23 years. His contributions to our success have been extensive, and, on behalf of the entire Company, I want to thank Dan for the critical role he has played in shaping Omega.”

* * * * * *

Omega is a real estate investment trust that invests in the long-term healthcare industry, primarily in skilled nursing and assisted living facilities.  Its portfolio of assets is operated by a diverse group of healthcare companies, predominantly in a triple-net lease structure. The assets span all regions within the US, as well as in the UK.  More information on Omega is available at www.omegahealthcare.com.

FOR FURTHER INFORMATION, CONTACT

Andrew Dorsey, VP, Corporate Strategy & Investor Relations, or

David Griffin, Director, Corporate Strategy & Investor Relations, at (410) 427-1705